Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jim@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Expands Term Loan Facility by $30 Million and Lowers Interest Rate by 1.25%

Reduces Interest Rate for Revolving Credit Facility by 0.50%

Westport, Conn., April 3, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that on April 3, 2013 it exercised an option under the Company’s credit agreement, dated as of October 27, 2011, to borrow an incremental term loan in the amount of $30 million. The incremental term loan, arranged by TD Securities and issued at par value, increases the Company’s aggregate outstanding borrowings under its term loan facility to approximately $281.9 million. The increased term loan facility will require quarterly payments of approximately $0.7 million with a final payment of the outstanding principal balance due in October 2017.

Concurrent with the incremental term loan borrowing, CODI amended the pricing terms of its term loan facility. Under the terms of the amendment, amounts borrowed now bear interest at either LIBOR plus a margin of 4.00%, as compared to the previous LIBOR margin of 5.00% or base rate plus a margin of 3.00% as compared to the previous base rate margin of 4.00%. In addition, the LIBOR floor was reduced from 1.25% to 1.00%. CODI utilized $27.0 million of the net proceeds from the incremental term loan to reduce borrowings outstanding under its $290 million revolving credit facility. As a result, there are no current borrowings outstanding under the revolving credit facility at closing.

CODI also announced it has amended the pricing terms of its revolving credit facility, which is subject to borrowing base restrictions. Under the terms of the amendment, amounts borrowed now bear interest based on a leverage ratio defined in the credit agreement at either LIBOR plus a margin ranging from 2.50% to 3.50%, as compared to the previous margin that ranged from 3.00% to 4.00%, or base rate plus a margin ranging from 1.50% to 2.50% as compared to the previous margin that ranged from 2.00% to 3.00%. In addition, the unused fee for the revolving credit facility was reduced from 1.00% to 0.75% when leverage is lower than a defined ratio and the maturity date for the revolving credit facility was extended by six months to April 2017. All other terms of the credit agreement remain unchanged.

Alan Offenberg, CODI’s Chief Executive Officer, commented, “We are pleased to be able to take advantage of the favorable credit market conditions and amend our term loan facility for the second time over the past year. Our amended term loan facility, combined with our amended revolver, further reduces CODI’s borrowing costs and enhances the Company’s financial flexibility. We appreciate the ongoing support of our lending group and remain focused on leveraging CODI’s balance sheet strength to invest in high-return organic growth initiatives and capitalize on attractive platform and add-on acquisitions that are accretive to Cash Flow.”

Additional information on the amended credit agreement will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission this week.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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